Exhibit 99.1



FOR IMMEDIATE RELEASE                            For More Information, Contact:
August 26, 2005                                  Wallace Sparkman, Chairman
                                                 800-580-1828
                                                 Jim Drewitz, Investor Relations
                                                 972-355-6070


                   NATURAL GAS SERVICES GROUP, INC. ANNOUNCES
                   EMPLOYMENT AND STOCK OPTION AGREEMENTS FOR
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

MIDLAND, TEXAS, August 26, 2005 - Natural Gas Services Group, Inc. (AMEX:NGS), a leading equipment and services provider to the oil and natural gas industry, announces Natural Gas Services Group and Stephen C. Taylor, President and Chief Executive Officer of NGS, entered into an Employment Agreement and a Nonstatutory Stock Option Agreement.

Mr. Taylor's employment agreement is for an initial term of three years, subject to earlier termination, and provides for an annual base salary of $155,000, plus an annual cash bonus of up to 45% of Taylor's base salary that is dependent upon attainment of certain performance thresholds as established from time to time by the Board of Directors of NGS. The employment agreement allows Mr. Taylor to participate in certain insurance, health and other employee benefit plans offered by NGS. The agreement with Taylor provides for a vehicle and moving allowance; severance benefits related to `fundamental change' circumstances, e.g., upon the occurrence of a change of control; and accelerated vesting of options under certain circumstances. The agreement imposes various restrictive covenants on Mr. Taylor throughout the term of his employment, as well as post-employment non-competition and non-solicitation covenants.

The option granted to Mr. Taylor under the Nonstatutory Stock Option Agreement is a ten-year option to purchase 45,000 shares of common stock of NGS at an exercise price of $9.22 per share, the fair market value of NGS' common stock on January 13, 2005, the date Mr. Taylor was initially hired. The option vests in three equal annual installments commencing on January 13, 2006 and expire on August 24, 2015.

The option agreement and the option granted there under were approved by the Compensation Committee of the Board of Directors of NGS, and are intended to meet the employment inducement grant exception to shareholder approval provided under Section 711(a) of the American Stock Exchange Company Guide.

About Natural Gas Services Group, Inc.
--------------------------------------

NGS is a Midland, Texas based company that manufactures, fabricates, sells, leases and services natural gas compression equipment used in the production of natural gas wells. The Company also manufactures and sells flare and flare ignition systems for gas processing and production facilities. NGS has extensive operations in the major gas-producing basins of Texas, New Mexico, Michigan and Oklahoma.

For more information visit the Company's website at www.ngsgi.com.
                                                    -------------


Forward-Looking Statements
--------------------------

The foregoing statements regarding the intentions of Natural Gas Services Group, Inc. with respect to the contemplated redemption and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Natural Gas Services Group, Inc.'s ability to complete the redemption and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by Natural Gas Services Group, Inc. with the Securities and Exchange Commission.




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